Exhibit 5.1

         2013

Home Loan Servicing Solutions, Ltd.

c/o Intertrust Corporate Services (Cayman) Limited

190 Elgin Avenue

George Town

Grand Cayman KY1-9005

Cayman Islands

Dear Sirs

REGISTRATION STATEMENT ON FORM S-3 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OF HOME LOAN SERVICING SOLUTIONS, LTD.

We have acted as special Cayman Islands counsel to Home Loan Servicing Solutions, Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-3 (the “Registration Statement”) relating to the offering from time to time, together or separately and in one or more series (if applicable), of (i) secured or unsecured debt securities of the Company (the “Debt Securities”), (ii) ordinary shares of the Company with a par value of US$0.01 per share (the “Ordinary Shares”) (iii) preference shares of the Company with par value of US$0.01 per share (the “Preference Shares” and together with the Ordinary Shares, the “Shares”), (iv) depositary shares representing Preference Shares (the “Depositary Shares”), (v) units consisting of one or more constituent securities offered under the Registration Statement (the “Units”) and (vi) warrants to purchase Debt Securities, Ordinary Shares, Preference Shares, Depositary Shares or Units (the “Warrants” and together with the Debt Securities, the Depositary Shares and the Units, the “Instruments”). The securities being registered under the Registration Statement will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act, at offering prices to be determined from time to time.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in the Transaction Documents nor upon matters of fact or the commercial terms of the transactions contemplated by the Transaction Documents.

In rendering this opinion, we have reviewed:

1.	an executed copy of the Registration Statement filed with the SEC as at the date hereof;

2.	the form of indenture attached as an exhibit to the Registration Statement and pursuant to which the Debt Securities may be issued (the “Indenture”);

3.

the Certificate of Incorporation dated 1 December 2010, the Amended and Restated Memorandum and Articles of Association as adopted on January 27, 2012 (the “Memorandum and Articles of Association”), Register of Directors, Register of Officers and Register of Mortgages and Charges, copies of which have been provided to us by its registered office in the Cayman Islands (together, the “Company Records”); and

4.	a copy of the minutes of a meeting of the Board of Directors of the Company dated ___ 2013 setting out the resolutions adopted at such meeting (the “Resolutions”).

For the purposes of this opinion, the Indenture, any underwriting agreement with respect to Debt Securities, Preference Shares or Ordinary Shares to be entered into by the Company and one or more institutions as underwriters pursuant to which Debt Securities, Preference Shares or Ordinary Shares are to be issued from time to time (the “Underwriting Agreement”), any warrant agreement to be entered into by the Company and one or more institutions, as warrant agents pursuant to which the Warrants are to be issued from time to time (the “Warrant Agreement”), any unit agreement with respect to Units to be entered into by the Company and one or more institutions pursuant to which Units are to be issued from time to time (the “Unit Agreement”) and any deposit agreement with respect to Depositary Shares to be entered into by the Company and one or more institutions pursuant to which Depositary Shares are to be issued from time to time (the “Deposit Agreement” and together with the Underwriting Agreement, Warrant Agreement and Unit Agreement, the “Transaction Agreements”), any Debt Security, any Warrant, any Unit and any Depositary Share are collectively referred to as “Transaction Documents”.

In connection with this opinion, we have relied upon the following assumptions, which we have not independently verified:

1.

At the time of any offering of any Instruments or the Shares, (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective; (ii) a prospectus supplement to the Registration Statement will have been prepared and filed with the SEC describing the Instruments or Shares offered thereby; (iii) the Instruments or Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement; and (iv) a definitive Transaction Agreement with respect to the Instruments or Shares offered and, in the case of the offering of any Instruments, the relevant Instruments, will have been duly authorised and validly executed and delivered by the Company and the other parties thereto.

2.

There are no provisions of the laws of any jurisdiction outside the Cayman Islands which would be contravened by the execution or delivery of the Transaction Documents and, insofar as any obligation expressed to be incurred under the Transaction Documents is to be performed in or is otherwise subject to the laws of any jurisdiction outside the Cayman Islands, its performance will not be illegal by virtue of the laws of that jurisdiction.

3.

The Transaction Documents are, or will be, as the case may be, within the capacity, power, and legal right of, and have been or will be duly authorised, executed and delivered by, each of the parties thereto.

4.

The Transaction Documents constitute or, when executed and delivered, will constitute the legal, valid and binding obligations of each of the parties thereto enforceable in accordance with their terms as a matter of the laws of all other relevant jurisdictions (other than the Cayman Islands).

5.

The choice of the laws of the jurisdiction selected to govern each of the Transaction Documents has, or will have been, as the case may be, made in good faith and will be regarded as a valid and binding selection which will be upheld in the courts of that jurisdiction and all relevant jurisdictions (other than the Cayman Islands).

6.

All authorisations, approvals, consents, licences and exemptions required by, and all filings and other steps required of each of the parties to the Transaction Documents outside the Cayman Islands to ensure the legality, validity and enforceability of the Transaction Documents have been or will be duly obtained, made or fulfilled and are and will remain in full force and effect and any conditions to which they are subject have been satisfied.

7.	All conditions precedent, if any, contained in the Transaction Documents have been or will be, as the case may be, satisfied or waived.

8.

The Board of Directors of the Company considers, or will consider, as the case may be, the execution of the Transaction Documents and the transactions contemplated thereby to be in the best interests of the Company.

9.

No disposition of property effected by the Transaction Documents is, or will be, as the case may be, made for an improper purpose or wilfully to defeat an obligation owed to a creditor and at an undervalue.

10.

The Company was, or will be, as the case may be, on the dates of execution of the Transaction Documents to which it is a party and the disposition of property by the Company thereunder, able to pay its debts as they became due from its own moneys, and any disposition or settlement of property effected by any of the Transaction Documents is, or will be, as the case may be, made in good faith and for valuable consideration and at the time of each disposition of property by the Company pursuant to the Transaction Documents, the Company will be able to pay its debts as they become due from its own moneys.

11.

The originals of all documents examined in connection with this opinion are authentic. The signatures, initials and seals on the Transaction Documents are, or will be, as the case may be, genuine and are those of a person or persons given power to execute the Transaction Documents under the Resolutions or any power of attorney given by the Company to execute such documents. All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals. The Transaction Documents conform, or will conform, as the case may be, in every material respect to the latest drafts of the same produced to us and, where provided in successive drafts, have been marked up to indicate all changes to such documents.

12.

Any Transaction Document was, or will be, as the case may be, either executed as a single physical document (whether in counterpart or not) in full and final form or, where any Transaction Document was executed by or on behalf of any company, body corporate or corporate entity, the relevant signature page was attached to such Transaction Document by, or on behalf of, the relevant person or otherwise with such person’s express or implied authority.

13.	The Memorandum and Articles of Association reviewed by us are the Memorandum and Articles of Association of the Company in force at the date hereof.

14.

The Company Records are complete and accurate and constitute a complete and accurate record of the business transacted and the resolutions adopted by the Company and all matters required by law and the Memorandum and Articles of Association of the Company to be recorded therein are so recorded.

15.

There are no records of the Company (other than the Company Records), agreements, documents or arrangements other than the documents expressly referred to herein as having been examined by us which materially affect, amend or vary the transactions envisaged in the Transaction Documents or restrict the powers and authority of the Directors of the Company in any way or which would affect any opinion given herein.

16.	The Resolutions were duly adopted at a duly convened meeting of the Board of Directors and such meeting was held and conducted in accordance with the Articles of Association of the Company.

17.

The Resolutions have been duly executed (and where by a corporate entity such execution has been duly authorised if so required) by or on behalf of each Director, or by and on behalf of each member in respect of member resolutions, and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed.

18.	The Resolutions and any power of attorney given by the Company to execute the Transaction Documents remain in full force and effect and have not been revoked or varied.

19.

No resolution voluntarily to wind up the Company has been adopted by the members and no event of a type which is specified in the Articles of Association of the Company as giving rise to the winding up of the Company (if any) has in fact occurred or will occur at the time of the issuance of the Instruments and the Shares.

20.	The terms of the Transaction Documents will not breach or contravene any Cayman Islands law or any public policy of the Cayman Islands or the Memorandum and Articles of Association.

21.	The Instruments will conform to the forms to be filed with the prospectus supplement to the Registration Statement.

22.

In connection with the issuance of Preference Shares upon the exercise of the Warrants, the Company will receive consideration in money or money’s worth which will not be less than the stated par or nominal value of the Preference Shares so issued.

23.

In connection with the issuance of the Shares, the Company will receive consideration in money or money’s worth for each Share when issued at the agreed issue price as per the terms of the applicable prospectus supplement to the Registration Statement, such price in any event not being less than the stated par or nominal value of each Share.

24.	The Shares will be issued credited as fully paid and, at such time, the Company shall have sufficient authorised share capital in order to validly issue such Shares.

The opinions expressed herein are subject to the following qualifications:

1.

The term “enforceable” and its cognates as used in this opinion means that the obligations assumed by any party under the Transaction Documents are of a type which the Courts enforce. This does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

(a)

enforcement of obligations and the priority of obligations may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium and other laws of general application relating to or affecting the rights of creditors or by prescription or lapse of time;

(b)

enforcement may be limited by general principles of equity and, in particular, the availability of certain equitable remedies such as injunction or specific performance of an obligation may be limited where the court considers damages to be an adequate remedy;

(c)	claims may become barred under statutes of limitation or may be or become subject to defences of set-off, counterclaim, estoppel and similar defences;

(d)

where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of, or contrary to the public policy of, that jurisdiction;

(e)	a judgment of a court of the Cayman Islands may be required to be made in Cayman Islands dollars;

(f)

to the extent that any provision of the Transaction Documents is adjudicated to be penal in nature, it will not be enforceable in the Courts; in particular, the enforceability of any provision of the Transaction Documents which imposes additional obligations in the event of any breach or default, or of payment or prepayment being made other than on an agreed date, may be limited to the extent that it is subsequently adjudicated to be penal in nature and not an attempt to make a reasonable pre-estimate of loss;

(g)

to the extent that the performance of any obligation arising under the Transaction Documents would be fraudulent or contrary to public policy, it will not be enforceable in the courts of the Cayman Islands;

(h)

in the case of an insolvent liquidation of the Company, its liabilities are required to be translated into the functional currency of the Company (being the currency of the primary economic environment in which it operated as at the commencement of the liquidation) at the exchange rates prevailing on the date of commencement of the voluntary liquidation or the day on which the winding up order is made (as the case may be);

(i)	a Cayman Islands court will not necessarily award costs in litigation in accordance with contractual provisions in this regard; and

(j)

the effectiveness of terms in the Transaction Documents excusing any party from a liability or duty otherwise owed or indemnifying that party from the consequences of incurring such liability or breaching such duty shall be construed in accordance with, and shall be limited by, applicable law, including generally applicable rules and principles of common law and equity.

2.	Cayman Islands stamp duty will be payable on any Transaction Document that is executed in or brought to the Cayman Islands, or produced before a Court.

3.

A certificate, determination, calculation or designation of any party to the Transaction Documents as to any matter provided therein might be held by a Cayman Islands court not to be conclusive, final and binding, notwithstanding any provision to that effect therein contained, for example if it could be shown to have an unreasonable, arbitrary or improper basis or in the event of manifest error.

4.

If any provision of the Transaction Documents is held to be illegal, invalid or unenforceable, severance of such provision from the remaining provisions will be subject to the discretion of the Cayman Islands courts notwithstanding any express provisions in this regard.

5.

Every conveyance or transfer of property, or charge thereon, and every payment obligation and judicial proceeding, made, incurred, taken or suffered by a company at a time when that company was unable to pay its debts within the meaning of section 93 of the Companies Law, and made or granted in favour of a creditor with a view to giving that creditor a preference over the other creditors of the company, would be invalid pursuant to section 145(1) of the Companies Law, if made, incurred, taken or suffered within the six months preceding the commencement of a liquidation of the Company. Such actions will be deemed to have been made with a view to giving such creditor a preference if it is a “related party” of the company. A creditor shall be treated as a related party if it has the ability to control the company or exercise significant influence over the company in making financial and operating decisions.

6.

Any disposition of property made at an undervalue by or on behalf of a company and with an intent to defraud its creditors (which means an intention to wilfully defeat an obligation owed to a creditor), shall be voidable:

(a)	under section 146(2) of the Companies Law at the instance of the company’s official liquidator; and

(b)	under the Fraudulent Dispositions Law, at the instance of a creditor thereby prejudiced,

provided that in either case, no such action may be commenced more than six years after the date of the relevant disposition.

7.

If any business of a company has been carried on with intent to defraud creditors of the company or creditors of any other person or for any fraudulent purpose, the Court may declare that any persons who were knowingly parties to the carrying on of the business of the company in such manner are liable to make such contributions, if any, to the company’s assets as the Court thinks proper.

8.

Notwithstanding any purported date of execution in the Transaction Documents, the rights and obligations therein contained take effect only on the actual execution and delivery thereof but the Transaction Documents may provide that they have retrospective effect as between the parties thereto alone.

9.

Persons who are not party to any of the Documents (other than persons acting pursuant to powers contained in a deed poll) under the laws of the Cayman Islands have no direct rights or obligations under such Documents.

10.	We express no opinion upon the effectiveness of any clause of the Transaction Documents providing that the terms of such Transaction Document may only be amended in writing.

11.

The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions and/or measures adopted by the European Union Council for Common Foreign & Security Policy extended to the Cayman Islands by the Order of Her Majesty in Council.

12.	All powers of attorney granted by the Company in any of the Transaction Documents must be duly executed as deeds or under seal by persons authorised to do so:

(a)	if governed by the laws of the Cayman Islands; and/or

(b)	in order for the donee of the power and certain third parties to benefit from certain provisions of the Power of Attorney Law (as amended) (the “Power of Attorney Law”).

13.	All powers of attorney granted by the Company in the Documents which by their terms are expressed to be irrevocable are irrevocable pursuant to the provisions of the Power of Attorney Law only if:

(a)	executed as a deed or under seal by persons authorised to do so; and

(b)	given to secure a proprietary interest of the donee of the power or the performance of an obligation owed to the donee.

Where a power of attorney granted by the Company is expressed to be irrevocable and is given to secure:

(i)	a proprietary interest of the donee of the power; or

(ii)	the performance of an obligation owed to the donee,

then, so long as the donee has that interest or the obligation remains undischarged, the power shall not be revoked:

(i)	by the donor without the consent of the donee; or

(ii)	by the death, incapacity or bankruptcy of the donor, or if the donor is a body corporate, by its winding-up or dissolution.

Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we consider relevant, and subject to the qualifications set out above, and under the laws of the Cayman Islands, we give the following opinions in relation to the matters set out below:

1.	The Company has been duly incorporated and is a validly existing exempted company with limited liability under the laws of the Cayman Islands.

2.

With respect to the Debt Securities to be issued under the Indenture, when (i) the Indenture and the applicable Transaction Agreement with respect to the Debt Securities have been duly authorised and executed by all parties thereto; (ii) the Directors of the Company have taken all necessary corporate action to approve the Indenture and the applicable Transaction Agreement, the issuance and terms of such Debt Securities, the terms of the offering thereof and related matters; and (iii) such Debt Securities have been duly executed by a person or persons authorised to execute the same, authenticated, issued and delivered in accordance with the provisions of the Indenture and in accordance with the applicable Transaction Agreement and upon payment of the consideration therefor as provided for therein, such Debt Securities will be duly authorised by the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their respective terms.

3.

With respect to the Instruments (other than the Debt Securities) (the “Non-Debt Instruments”) to be issued, when (i) the applicable Transaction Agreement with respect to the Non-Debt Instruments has been duly authorised and executed by all parties to it; (ii) the Directors of the Company have taken all necessary corporate action to approve the applicable Transaction Agreement, the issuance and terms of such Non-Debt Instruments, the terms of the offering thereof and related matters; and (iii) such Non-Debt Instruments have been duly executed by a person or persons authorised to execute the same, authenticated, issued and delivered in accordance with the provisions of the applicable Transaction Agreement and upon payment of the consideration therefor as provided for therein, such Non-Debt Instruments will be duly authorised by the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their respective terms

4.

With respect to the Shares to be issued, when (i) the applicable Transaction Agreement with respect to the Shares has been duly authorised and executed by all parties to it; (ii) the Directors of the Company have taken all necessary corporate action to approve the issuance of such Shares, the terms of the offering thereof and related matters; and (iii) upon the issue of the Shares (by the entry of the name of the registered owner thereof in the Register of Members of the Company confirming that such Shares have been issued credited as fully paid), delivery and payment therefor by the holder in accordance with the Memorandum and Articles of Association, and in the manner contemplated by the supplemental prospectus to the Registration Statement and the applicable Transaction Agreement, the Shares will be validly created, issued, fully paid and non-assessable (meaning that no additional sums may be levied on the holder thereof by the Company).

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement under the heading “Legal Matters” as counsel for the Company who have passed on the validity of the Instruments and Shares being registered by the Registration Statement, and to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person without our prior written consent.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

WALKERS